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                                                 USAir, Inc.
                                                 Exhibit 99
                                       Airline Operating Statistics 1)




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                                     Three Months Ended June 30,           Six Months Ended June 30,
                                  ---------------------------------    --------------------------------
                                                           Increase                            Increase
                                     1995        1994     (Decrease)     1995        1994     (Decrease)
                                     ----        ----      --------      ----        ----      --------
Revenue passengers (thousands) *    15,199      15,993      (5.0) %     28,966      29,021      (0.2) %

Total revenue passenger miles
  ("RPMs") (millions)               10,122      10,159      (0.4) %     19,314      18,670       3.4  %

Revenue passenger miles
  (millions) *                       9,986      10,036      (0.5) %     19,065      18,426       3.5  %

Total available seat miles
  ("ASMs") (millions)               15,062      15,494      (2.8) %     30,396      29,842       1.9  %

Available seat miles
  (millions) *                      14,915      15,355      (2.9) %     30,121      29,569       1.9  %

Passenger load factor 2) *            67.0 %      65.4 %     1.6  pts.    63.3 %      62.3 %     1.0  pts.

Breakeven load factor 3) 4)           64.4 %      65.7 %    (1.3) pts.    64.1 %      66.4 %    (2.3) pts.

Passenger revenue per ASM *          11.24 c     10.40 c     8.1  %      10.50 c     10.23 c     2.6  %

Total revenue per ASM 4)             12.19 c     11.28 c     8.1  %      11.47 c     11.14 c     3.0  %

Cost per ASM 4)                      11.30 c     10.90 c     3.7  %      11.19 c     11.39 c    (1.8) %

Yield (revenue per RPM) *            16.79 c     15.91 c     5.5  %      16.59 c     16.41 c     1.1  %

Cost of fuel per gallon 5)           52.71 c     51.11 c     3.1  %      52.38 c     52.76 c    (0.7) %

Gallons of fuel consumed
  (millions)                           292         303      (3.6) %        591         588       0.5  %


*  = denotes scheduled service only.
c  = cents


1)   Statistics include free frequent travelers and the related miles flown.
2)   Passenger load factor is the percentage of aircraft seating capacity that is actually utilized (RPMs/ASMs).
3)   Breakeven load factor represents the percentage of aircraft seating capacity that must be utilized, based on fares in effect during the period, for USAir to break even at the pretax income level.
4)   Financial statistics exclude revenue and expense generated under the British Airways wet lease arrangement.
5)   Cost includes the base cost of fuel and transportation charges.
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